Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

NEWS RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Chris Hodges or Sam Gibbons	Lisa Fell
Alpha IR Group	Corporate Communications
(312) 445-2870	(419) 325-2001
LBY@alpha-ir.com	lfell@libbey.com

FOR IMMEDIATE RELEASE
TUESDAY, JUNE 16, 2015

LIBBEY INC. ANNOUNCES EXPANSION OF SENIOR LEADERSHIP TEAM
Company Invests in Hiring Talent with Consumer, Marketing and Sales Expertise

TOLEDO, OHIO, JUNE 16, 2015--Libbey Inc. (NYSE MKT: LBY), one of the largest glass tableware manufacturers in the world, today announced the addition of several new hires to its senior leadership team. The announcement follows the Company’s April 30, 2015, disclosure of a planned staffing realignment designed to add talent within the organization in critical new functions focused on driving profitable growth.

Jim White will be joining Libbey effective July 13, 2015, as chief operating officer and will report to Stephanie Streeter, chief executive officer of Libbey Inc. White has successfully led multiple businesses in different industries, regions and stages of growth. Over the past 10 years while at Ecolab, Inc., the global leader in water, hygiene and energy technologies and services, he led their EMEA and Asia Pacific businesses and, most recently, was executive vice president and president of Latin America. White has nearly 30 years of combined managerial experience in strategy and marketing and has significant experience driving organic, acquisitive, and synergistic growth across complex global markets and supply chains. His background also includes nearly 15 years of experience in product marketing and sales management at consumer-focused companies, including International Multifoods, The Pillsbury Company, and General Mills. He will be tasked with driving the execution of Libbey’s Own the Moment global strategies and will oversee the general managers of Libbey’s four geographic regions: U.S. and Canada, EMEA, Latin America, and Asia-Pacific.

Libbey Inc.

Three additional hires were made within the Company’s U.S. and Canada organization in areas that are focused on growth and innovation, which are cornerstones of the Company’s Own the Moment strategic plan.

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Christine Perry joins Libbey as vice president, Commercial, U.S. and Canada, and will oversee all commercial functions within that region. She was previously vice president, Sales Excellence at W.W. Grainger and has extensive experience building strong teams, improving sales planning and capabilities, and driving marketing innovation.

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Toby Campbell has been hired as senior director, U.S. and Canada and Global Marketing. She was previously with Unilever as a senior marketing leader and will help drive Libbey’s global focus on consumers and innovation.

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Casey Ingle has been hired as senior director, Global Innovation. He was previously director, Global Marketing Innovation at Owens-Illinois and has more than 10 years of brand marketing and strategy experience. In this role, Casey will work to deepen insights into trends and opportunities to drive revenue and margin growth and build out a global innovation agenda, portfolio, pipeline and valuation processes to support Libbey’s growth initiatives.

Lastly, Ben Schlater will be joining Libbey effective July 1, 2015, as vice president, treasurer, investor relations and corporate development, and will report to Sherry Buck, chief financial officer of Libbey Inc. Schlater was most recently treasurer and headed corporate development and strategic and financial planning at Veyance Technologies, a diversified industrial manufacturing company and private-equity backed spin-off acquired by the Carlyle Group from the Goodyear Tire & Rubber Company. He has nearly 20 years of corporate finance experience, with an extensive background in treasury, strategic planning, mergers, acquisitions and divestitures and implementing strategic and financial objectives that support growth for multibillion-dollar global organizations.

"Increasing our capabilities across our organization, including by augmenting our strengths in consumer-focused marketing and sales, is key to our ability to successfully execute our Own the Moment strategy,” said Stephanie A. Streeter, chief executive officer of Libbey Inc. “We have been successfully executing that strategy for the past two quarters, and we expect the enhancements we are making today to our senior leadership team to help us carry our momentum forward into the second half of the year and beyond. We are very excited to welcome Jim, Christine, Toby, Casey, and Ben to Libbey and look forward to their contributions in the years ahead.”

About Libbey Inc.

Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1818, the Company supplies tabletop products to retail, foodservice and B2B customers in over 100 countries. Libbey's global brand portfolio, in addition to its namesake brand includes Crisa®, Royal Leerdam®, Syracuse® China and

Libbey Inc.

World® Tableware International. In 2014, Libbey Inc.'s net sales totaled $852.5 million. Additional information is available at www.libbey.com.

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 13, 2015. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.